JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the common stock of Allogene Therapeutics, Inc., a Delaware corporation, and that this Agreement may be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts all of which, taken together, shall constitute one and the same instrument.

Dated: May 13, 2026

/s/ David D. Chang
David D. Chang, M.D., Ph.D.

Chang 2006 Family Trust

By:	/s/ David D. Chang
Name:	David D. Chang, M.D., Ph.D., Co-Trustee

JEC 2019 Trust

By:	/s/ David D. Chang
Name:	David D. Chang, M.D., Ph.D., Co-Trustee

RTC 2019 Trust

By:	/s/ David D. Chang
Name:	David D. Chang, M.D., Ph.D., Co-Trustee